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                                                                     EXHIBIT 2.4

                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement is made and entered into on this the 20th day of May, 2003, by and between Miller Oil Corporation, a Michigan corporation (hereinafter referred to as "Seller"), whose mailing address is 3104 Logan Valley Road, P.O. Box 348, Traverse City, Michigan 49685-0348, and Savannah Oil and Gas, L.L.C. a Delaware limited liability company ("Buyer"), whose address is 16800 Imperial Valley Drive, Suite 355, Houston, Texas 77060. Seller and Buyer may sometimes be referred to herein individually as "Party" and collectively as "Parties".

                                   ARTICLE I.
                       SALE AND PURCHASE OF THE PROPERTIES

         Subject to the terms and conditions herein set forth, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, at the Closing (as hereinafter defined), but effective as of 12:01 A.M. on January 1, 2003 (the "Effective Date"), all of the interest of Seller (which represents 100% of Seller's working interest, net revenue interest, and overriding royalty interest, if applicable, in each property) set forth on Exhibits "A" ("wells" and "units") and "B" ("leases") attached hereto and made a part hereof, and all other interest, if any, owned by Seller, in, to and under such wells, units and leases, all equipment and facilities appurtenant thereto, and all information, "Data" (as defined in Section 19.3 hereof) and contracts relating thereto (all of the above being hereinafter referred to collectively as the "Properties").

                                   ARTICLE II.
                                 PURCHASE PRICE

         2.1 Purchase Price. The total purchase price for 100% of the Seller's Working Interest and Net Revenue Interest in all of the Properties being conveyed to Buyer shall be Two Million Five Hundred Forty Thousand and No/100 Dollars (US $2,540,000), hereinafter referred to as the "Purchase Price". The terms Working Interest and Net Revenue Interest are defined respectively in Sections 19.11 and 19.8 hereof, and Seller, for purposes of making the Title Adjustments pursuant to Section 8.5 hereof, represents that such interests owned by it as of the Effective Date in each of the wells and/or units which comprise the Properties is accurately stated on Exhibit "A" hereto. The Purchase Price, which shall be subject to any applicable adjustments, as hereinafter provided, shall be apportioned amongst the various wells and/or units which comprise the Properties in the manner described in Exhibit "A".

         2.2 Deposit/Default. Contemporaneous with the execution of this Agreement and in no event later than Twelve noon on the day of execution of this Agreement, Buyer shall pay (by wire transfer) to Seller, in immediately available funds, an amount equal to Five Hundred Thousand Dollars (US $500,000.00), which amount shall hereinafter be referred to as the

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"Deposit". If the transaction contemplated hereby is consummated, the Deposit, without interest, if any, shall be applied against the Purchase Price to be paid by Buyer at Closing. Except for circumstances involving Buyer's breach of this Agreement, in the event Buyer or Seller terminates this Agreement as expressly provided for herein under Articles III(d), Article VIII, Section 8.5, Article XII, or Section 13.2, or the Parties terminate this Agreement by mutual written consent, the Deposit, without interest, if any, shall be returned to the Buyer. Subject to the foregoing, in the event (i) Buyer defaults under this Agreement or (ii) the transaction contemplated by this Agreement does not close on or before the Closing Date, as defined herein, for any reason whatsoever (including the fault of the Buyer), the Deposit, plus interest, if any, shall be forfeited by Buyer and permanently retained by Seller as liquidated damages, as Seller's sole and exclusive remedy (except as specifically described in this paragraph) for such failure to close, all other remedies for such failure to close being expressly waived by Seller. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY. The restriction of Seller's damages hereunder to the amount of the Deposit shall apply only to damages arising solely from the failure to close the transaction contemplated hereby and shall not apply to damages arising from any act or failure to act by Buyer (such as, for example, breach of confidentiality agreements between seller and Buyer). If Seller defaults in Seller's obligations under this Agreement so that the transaction contemplated by this Agreement is not closed, then as Buyer's only remedy, Buyer may terminate this Agreement by notice to Seller, in which case the Deposit (without interest) shall be returned to Buyer, and Buyer may claim against Seller for Buyer's actual damages in an amount not to exceed an amount equal to the Deposit.

                                  ARTICLE III.
               ADJUSTMENTS TO PURCHASE PRICE; FINAL PURCHASE PRICE

         Subject to the provisions of subsection (d) of this Article III, the Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the "Final Purchase Price":

         (a) The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

                (1) The amount of all expenditures, including (subject to the provisions of Section 6.1) capital expenditures, operating expenses and overhead charges (whether provided for under an operating agreement or customarily charged by Seller to itself or any affiliate operating the Properties on behalf of Seller), including, without limitation, expenses associated with drilling of new wells on the Properties and expenses proposed by a majority of the other working interest owners, which are

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                           incurred and paid by Seller in the ordinary course of
                           Seller's business and related to the Properties from the Effective Date to the Closing Date (as defined in Section 10.1 hereof), excluding, however, any such expenditures related to periods prior to the Effective Date which shall remain the responsibility of Seller;

                (2) The amount of all prepaid ad valorem, property and similar taxes and assessments based upon or measured by ownership of the Properties and attributable to periods of time after the Effective Date (taxes shall be prorated to the Effective Date in a manner consistent with local custom in the area in which the Properties are located);

                (3) Any amounts due to Seller as of the Effective Date with respect to any Imbalances (as defined in Section
                           19.7 hereof) existing at the Effective Date;

                (4) An amount equal to the proportionate increase in the Net Revenue Interest in each of the Properties set forth in Exhibit "A", to the extent that same is greater than the percentage shown in such Exhibit, as set forth in Section 8.5 hereof;

                (5) An amount equal to the proportionate decrease in the Working Interest in each of the Properties set forth in Exhibit "A", to the extent that same is less than the percentage shown in such Exhibit, as set forth in
                           Section 8.5 hereof; and

                (6) The value of all oil and other products in sales tanks above the pipeline connection and in the pipeline (as reasonably estimated by Seller) at the Effective Date that is credited to the Properties, such value to be the market or contract price in effect as of the Effective Date, less any applicable severance taxes and royalties.

         (b) Subject to the provisions of subsection (d) of this Article III, the Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

                (1) The amount of all proceeds received by Seller, net of all applicable taxes and royalties actually paid, attributable to the Properties for periods of time after the Effective Date, excluding, however, proceeds from all production prior to the Effective Date, which proceeds shall be for the account of Seller;

                (2) Any amounts received by Seller (whether prior or subsequent to the Effective Date) pursuant to take-or-pay, prepayment or similar provisions of any contract to the extent any purchaser of production has the right to

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                           apply any such amounts to production delivered on or
                           after the Effective Date;

                (3) Any amounts due from Seller to other parties as of the Effective Date with respect to any Imbalances existing at the Effective Date;

                (4) An amount equal to all ad valorem, property, and similar taxes and assessments based upon or measured by the ownership of the Properties that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Date, which amounts shall be computed based upon such taxes and assessments for the calendar year in which the Effective Date occurs; provided that if such taxes have not been actually assessed for such calendar year as of the Closing Date, such amounts will be initially computed based on such taxes and assessments for the preceding tax year, and will be subsequently adjusted based upon the actual taxes for the current calendar year once those amounts are assessed (taxes shall be prorated to the Effective Date in a manner consistent with local custom in the area in which the Properties are located);

                (5) An amount equal to the proportionate reduction in the Net Revenue Interest in each of the Properties set forth in Exhibit "A", to the extent that same is less than the percentage shown in such Exhibit, (including, but not limited to, any reduction occasioned by the timely exercise by any third party of a preferential right to purchase), as set forth is
                           Section 8.5 hereof;

                (6) An amount equal to the proportionate increase in the Working Interest in each of the Properties set forth in Exhibit "A", to the extent that same is greater than the percentage shown in such Exhibit; and

                (7) An amount equal to the cost to cure Adverse Environmental Conditions (as defined in Section 19.1 hereof), if any, pursuant to and in accordance with
                           Section 13.2 hereof.

         (c) Subject to the provisions of subsection (d) of this Article III, the Purchase Price shall also be decreased by an amount attributable to any discrepancy or inaccuracy of a material or substantive nature in the information provided by Seller to Buyer upon which Buyer based its determination of the Purchase Price, in whole or in part.

         (d) Notwithstanding anything contained in this Agreement to the contrary, except for adjustments under Article III (a) (1), (a)
                (2), (a) (6), (b) (1), (b) (2), and (b) (4) under no
                circumstances shall the Purchase Price be adjusted (either up or down) unless the net adjustment (i.e. the adjustment after taking into account all potential increases and decreases to the Purchase Price) shall, in aggregate, exceed three percent (3%) of the unadjusted Purchase Price. In the event such net adjustment

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                exceeds three percent (3%) of the unadjusted Purchase Price, then only the portion of such net adjustment exceeding three percent (3%) of the unadjusted Purchase Price shall be considered for the purposes of calculating the Final Purchase Price. Also, notwithstanding anything contained in this Agreement to the contrary, except for adjustments under Article III (a) (1), (a) (2), (a) (6), (b) (1), (b) (2), and (b) (4), in
                the event Buyer asserts defects or adjustments to the Purchase Price under this Agreement that, in the aggregate, exceed ten percent (10%) of the unadjusted Purchase Price (after considering the three percent (3%) basket limitation described in this paragraph), then Seller or Buyer shall have the option to terminate this Agreement and in the event of such termination Buyer shall receive a full refund of the Deposit.

         (e) Except as provided in Articles VIII, XII and XIII of this Agreement, the results of any well (i.e., its ability to produce oil and/or gas, whether or not in producing quantities) currently drilling on the Properties, or any well drilled or drilling on the Properties subsequent to the date hereof, shall not be asserted by Buyer as an adjustment to the Purchase Price. Nothing contained in this Article III (e) shall, however, be construed as a limitation on or restriction upon the adjustments to the Purchase Price provided for in Article III (a) and (b) above with respect to any such well.

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         4.1 Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of its organization and is qualified to do business in, and is in good standing under, the laws of the State(s) where the Properties are located.

         4.2 Authority. Seller has full power and authority and has taken all requisite action, corporate or otherwise, to authorize it to carry on its business as presently conducted, to own the Properties, to enter into this Agreement and to perform its obligations under this Agreement. Seller is qualified to own all federal and state leases included in the Properties in accordance with all applicable laws, rules and regulations. Seller is not aware of any fact relating to Seller or the Properties that could reasonably be expected to cause the Minerals Management Service, Bureau of Land Management, or other governmental authority to refuse approval of the assignment of the Properties to Buyer.

         4.3 Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

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         4.4    Contracts. To Seller's actual knowledge, without further
investigation, Exhibits "C-l" through "C-4", attached hereto and made a part hereof, contain a complete list of all material contracts, agreements, undertakings (whether written or oral) and instruments that constitute a part of the Properties or by which the Properties are bound or subject (the "Material Contracts"). With respect to all of the Material Contracts that relate to the Properties and will survive Closing, to the best of Seller's knowledge, (i) each has been duly authorized, executed and delivered by Seller, (ii) each is in full force and effect, (iii) neither Seller nor, to the knowledge of Seller, any other party to such Material Contracts (a) is, or as a result of the transaction contemplated herein will be, in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default with respect to any of its material obligations thereunder or (b) has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of any such Material Contracts, and (iv) Seller does not anticipate that any other party to any such Material Contracts will be in breach of or default under or repudiate any of its material obligations thereunder.

         4.5 Preferential Purchase Rights/Consents. To Seller's actual knowledge, without further investigation, Exhibit "C-5" sets forth all preferential purchase rights, consents and approvals required to be obtained for the assignment of the Properties to Buyer.

         4.6 Litigation and Claims. Except as is set forth on Exhibit "C-6", attached hereto and made a part hereof, to Seller's actual knowledge, without further investigation, no claim, demand, filing, cause of action, administrative proceeding, lawsuit or other litigation is pending or threatened that could now or hereafter materially affect the ownership, operation or value of any of the Properties.

         4.7 Compliance with Laws and Permits. To Seller's actual knowledge, without further investigation, during the period of time that Seller has owned and operated the Properties, the Properties have been operated in compliance with all laws, orders, regulations, rules and ordinances issued or promulgated by all governmental authorities having jurisdiction with respect to the Properties, and laws, regulations and ordinances relating to environmental protection, health and safety; and further to the actual knowledge of Seller, during such period of time all necessary governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation of the Properties have been obtained or maintained and Seller has received no notices of violations in respect of such licenses, permits or authorizations.

         4.8 Production Burdens, Taxes, Expenses and Revenues. During the period of time Seller has owned the Properties, all rentals, royalties, overriding royalty interests, taxes, expenses and other payments due under or with respect to any Property which has been operated by Seller have, to the actual knowledge of Seller, been properly and timely paid, and, to the actual knowledge of Seller, all leases are in full force and effect. To the actual knowledge of Seller, all of the proceeds from the sale of production are being properly and timely paid to Seller

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by the purchasers of production or other party responsible for making such payments without suspense.

         4.9 Production Balances. Except as set forth on Exhibit "C-7", to the actual knowledge of Seller, without further investigation, none of the purchasers under any production sales contract or transporters are entitled to "make-up" or otherwise receive deliveries of production attributable to Seller's interest in the Properties at any time after the Effective Date without paying at such time the full contract price therefor and there are no "Imbalances" (as defined in Section 19.7 hereof) which allow any other party to "make-up" production at any time after the Effective Date under any operating agreement, gas balancing and storage agreement, gas transportation or exchange agreement, gas processing or dehydration agreement, or other similar agreements relating to the Properties.

         4.10 Well Status. Except as set forth on Exhibit "A" hereof, to Seller's actual knowledge, without further investigation, there are no wells located on the Properties that, based on their current productive status, (i) were required to be plugged and abandoned on the Effective Date; (ii) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Properties; or (iii) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Properties.

         4.11 Equipment. The equipment relating to the Properties described on Exhibit "A" is sold "AS IS, WHERE IS AND WITH ALL FAULTS." Seller does not warrant the equipment or facilities as to their physical condition or suitability for the use for the purposes for which same were originally constructed or are intended by Buyer.

         4.12 No Tax Partnership. Except as set forth on Exhibit "C-8" hereto, to Seller's actual knowledge, without further investigation, none of the Properties are subject to any tax partnership or to any obligation requiring a partnership income tax return to be filed under the Internal Revenue Code of 1986, as amended, or any similar State statute.

         4.13 Records Furnished. All Data in Seller's possession relating to, or in any way affecting, the Properties has been (or will have been prior to Closing) made available to Buyer for inspection and/or copying unless such Data is subject to a license or similar agreement which would prohibit such transfer.

                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that:

         5.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business, and is in good standing under, the laws of the State(s) where the Properties are located.

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         5.2    Authority. Buyer has full partnership power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement and to perform its obligations under this Agreement. Buyer is qualified to own (and to the extent applicable operate) all federal and state leases included in the Properties in accordance with all applicable laws, rules and regulations. Buyer is not aware of any fact relating to Buyer or the Properties that could reasonably be expected to cause the Minerals Management Service, the Bureau of Land Management, or other governmental authority to refuse approval of the assignment of the Properties to Buyer. Buyer has met all applicable bonding requirements as called for by the Minerals Management Service, the Bureau of Land Management and any other governmental authority having jurisdiction over the Properties, and will not, upon closing of the transaction contemplated hereby, become disqualified to own (or operate to the extent applicable) any of the Properties or exceed any acreage limitation imposed by law, statute, rule or regulation applicable to any of the Properties. Buyer

         5.3 Authorization. The execution and delivery of this Agreement have been, and the performance of this Agreement and the transaction contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite partnership action on the part of Buyer.

         5.4 Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

                                   ARTICLE VI.
                               COVENANTS OF SELLER

         6.1 Conduct of Business Pending Closing. Seller covenants that from the date hereof to the Closing Date, except (i) as provided herein, (ii) as required by any obligation, agreement, lease, contract, or instrument referred to on any Exhibit hereof, or (iii) as otherwise consented to in writing by Buyer, Seller will:

         (a) Not (i) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (ii) dispose of, encumber or relinquish any of the Properties (other than relinquishments resulting from the expiration of leases that Seller has no right or option to renew); (iii) waive, compromise or settle any material right or claim with respect to any of the Properties and which has or could have a material adverse effect on the ownership or operation thereof after the Effective Date; or (iv) make capital or workover expenditures with respect to the Properties and which has or could have a material adverse effect on the ownership or operation thereof after the Effective Date,

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                except when required by an emergency when there shall have been insufficient time to obtain advance consent. Notwithstanding the foregoing, Seller may, however, participate in the drilling of additional wells on the Properties and other capital or workover expenditures as proposed by a majority of other working interest owners without obtaining the consent of Buyer, provided, however, Seller shall give Buyer prompt notice of such expenditures and all relevant particulars thereto;

         (b) Use its commercially reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Properties;

         (c) Maintain, or have maintained on its behalf, the same insurance coverage for the benefit of the Seller and the Properties as is in effect on the date hereof;

         (d) Notify, as reasonably requested by Buyer, all governmental regulatory authorities of the transactions contemplated hereby and cooperate with Buyer in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and/or operate the Properties following the consummation of the transactions contemplated by this Agreement; and

         (e) Notify Buyer of the discovery by Seller that any Representation or Warranty of Seller contained in this Agreement is or becomes untrue or will be untrue on the Closing Date.

         6.2 Access. Seller shall afford to Buyer, and/or its designated representatives, reasonable access, during Seller's normal business hours from the date hereof until the Closing Date, to Seller's financial, accounting, tax (except State and Federal income tax information), title, contract, corporate and legal materials (excluding attorney/client privilege documents) and information relating to the Properties. Seller makes no warranty or representation, express or implied, statutory or otherwise, as to the accuracy or completeness of any description or pricing assumptions, or quality or quantity of the hydrocarbon reserves, if any, attributable to the Properties or the ability or potential of the Properties to produce hydrocarbons, or geologic and/or geophysical data and any interpretations thereof. Any and all such information furnished by Seller or otherwise made available to Buyer is provided Buyer as a convenience and shall not create or give rise to any liability of or against Seller. Any reliance or use of the same shall be at Buyer's sole risk, cost and expense, and any conclusions drawn thereon shall be the result of Buyer's own independent judgment and review.

         6.3 Agreement. During the period beginning on the date hereof and ending on the earlier of Closing or the termination of this Agreement, neither Seller nor its affiliates shall enter into any oral or written agreement that would prevent Seller from entering into and completing the transaction contemplated in this Agreement.

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         6.4    Closing Conditions. Seller shall make commercially reasonable efforts to cause all the Representations and Warranties of Seller contained in this Agreement to be true and correct on and as of the Closing Date. Seller shall make commercially reasonable efforts to cause conditions precedent to the obligations of the Buyer to be satisfied on or prior to the Closing Date.

                                  ARTICLE VII.
                               COVENANTS OF BUYER

         7.1 Closing Conditions. Buyer shall make commercially reasonable efforts to cause all the Representations and Warranties of Buyer contained in this Agreement to be true and correct on and as of the Closing Date. Buyer shall make commercially reasonable efforts to cause the conditions precedent to the obligations of the Seller to be satisfied on or prior to the Closing Date.

         7.2 Change in Circumstance. Buyer shall notify Seller of the discovery by Buyer that any Representation or Warranty of Buyer contained in this Agreement is or becomes or will be untrue on the Closing Date.

                                  ARTICLE VIII.
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by the Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

         8.1 Representations and Warranties. The Representations and Warranties of Seller as set forth in this Agreement shall be true and correct in all material respects at and as of the Closing, as though made at and as of the Closing; and Seller shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to the Closing.

         8.2 Consents. All consents and approvals required to be obtained for the assignment of the Properties to Buyer, except for those consents and/or approvals in connection with the sale or conveyance of oil and gas leases or wells, or interests therein, that are customarily obtained subsequent to such assignment or conveyance, shall have been obtained, and all preferential purchase rights arising in connection with the assignment of the Properties to Buyer shall have been waived, shall have expired without being timely exercised, or shall have been timely exercised such that the affected Properties will be excluded from the Properties to be conveyed by Seller to Buyer, together with an appropriate downward adjustment of the Purchase Price in accordance with the provisions of Section 3(b)(5) hereof.

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         8.3    Interest Conveyed. The Seller shall convey to Buyer at the
Closing interests in each Property representing Defensible Title (as defined in Section 19.4 hereof).

         8.4 No Litigation. Except as may be set forth on Exhibit "C-6" hereto, there shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Seller in connection therewith.

         8.5 Title Adjustment. There shall not exist at the Closing any uncured Title Defects (as defined in Section 19.10 hereof), unless adjustments therefor have been made pursuant to the further terms hereof. Buyer shall notify Seller in writing of any Title Defects not less than fifteen (15) days prior to Closing. Seller shall have seven (7) days after receipt of notice to either (i) cure or remove such Title Defect, (ii) adjust the Purchase Price by reason of such defect(s) in the manner provided for in Section 3(b)(5) above, or (iii) remove that portion of the Property affected by the Title Defect(s) from the effects of this Agreement and subtract the allocated value for that portion of such Property from the Final Purchase Price. Should Seller elect to cure or remove a Title Defect but Seller is unwilling or unable to cure or remove the same within said seven (7) day period, then no later than three (3) days prior to Closing, Seller may notify Buyer in writing of Seller's election to accept
(ii) or (iii) above.

         Failure of Buyer to give Seller timely notice of the existence of any Title Defects on or before the date that is fifteen (15) days before the Closing shall constitute a waiver by Buyer of any such unasserted Title Defects, and preclude Buyer from later asserting any claims for adjustment to the Final Purchase Price, and Buyer shall be deemed to have accepted the affected Properties subject thereto.

         If Buyer asserts claims with regard to Title Defects which would result in an adjustment and/or reduction to the Purchase Price such claims shall be subject to subsection (d) of Article III of this Agreement.

                                   ARTICLE IX.
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         The obligations of Seller to be performed at the Closing are subject to the fulfillment, before or at the Closing, of each of the following conditions:

         9.1 Representations and Warranties. The Representations and Warranties of Buyer as set forth in this Agreement shall be true and correct in all material respects at and as of the Closing, as though made at and as of the Closing; and Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed and satisfied by it at or prior to the Closing.

         9.2 No Litigation. There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Buyer in connection therewith.

                                   ARTICLE X.
                                     CLOSING

         10.1 The Closing. The purchase and sale of the Properties pursuant to this Agreement shall be consummated in Buyer's offices, at 16800 Imperial Valley Drive, Suite 355, Houston, Texas 77060, on or before 5:00 P.M. (Central Standard
Time) on June 16, 2003 (the "Closing Date"). Notwithstanding the foregoing, Buyer may delay the Closing Date to a time and date no later than 5 P.M. (Central Standard Time) on June 23, 2003, by providing Seller written notice of such delay on or before 5 P.M. (Central Standard Time) on June 14, 2003.

         10.2 Closing Obligations. At the Closing the following events shall occur, each event under the control of one Party hereto being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

         (a) Seller shall execute and deliver to Buyer, and Buyer shall execute and receive, one or more instruments of assignment, in substantially the form of the Assignment with Special Warranty set forth as Exhibit "D" hereto;

         (b) Buyer shall deliver to Seller in immediately available funds by wire transfer the "Preliminary Amount" (less the Deposit, without interest, if any) which shall be that amount mutually agreed upon by Buyer and Seller at least three (3) days prior to the Closing Date as an estimate of the final computation of the Final Purchase Price;

         (c) Seller shall deliver to Buyer possession of the Properties (to the extent Seller has possession) at the Closing;

         (d) Seller and Buyer shall execute, acknowledge and deliver division orders, transfer orders or letters in lieu thereof directing all purchasers of production from the Properties to make payment of proceeds attributable to such production to Buyer;

         (e) Seller shall convey and deliver to Buyer all suspense funds held by Seller as of the Effective Date for the benefit of royalty, overriding royalty and working interest owners attributable to the Properties, as such funds have been, or may be, adjusted between the Effective Date and the Closing Date as a result of the receipt or disbursement by Seller of additional suspense funds during such period of time. Buyer shall assume all past, present and future liability associated with such suspense funds, but only as to such suspense funds actually transferred (together with any liability arising after the Closing Date), and not any liability resulting from Seller's failure to pay or retain any amounts prior to the Effective Date in addition to the suspense funds so transferred;

         (f) Seller shall execute and deliver to Buyer any and all regulatory forms necessary to allow Buyer to assume the ownership of the Properties; and

         (g) Buyer shall deliver to Seller copies of any and all bonds, insurance certificates, organizational statements and other evidence of qualification or compliance with governmental laws, rules and regulations as Seller may reasonably request of Buyer at least three (3) days prior to Closing.

                                   ARTICLE XI.
                            POST-CLOSING ADJUSTMENTS

         Seller shall, within eighty (80) days after the Closing Date, prepare and submit for Buyer's review, in accordance with this Agreement and with generally accepted accounting principles consistently applied, a statement (herein called the "Final Settlement Statement") setting forth each adjustment to the Purchase Price necessary to determine the Final Purchase Price and showing the calculation of such adjustments. The Parties shall undertake to agree on the Final Settlement Statement and the Final Purchase Price no later than ninety (90) days after the Closing Date with respect to all of the Properties. If the Final Purchase Price is more than the Preliminary Amount, Buyer shall pay such difference to Seller in immediately available funds in the same manner as described in Section 10.2(b) within five (5) days after the Parties have agreed upon the Final Settlement Statement. If the Final Purchase Price is less than the Preliminary Amount, Seller shall pay the amount of such difference to Buyer in immediately available funds within five (5) days after the Parties have agreed upon the Final Settlement Statement. If Seller and Buyer cannot agree upon the Final Settlement Statement, Ernst and Young shall act as an arbitrator and decide all points of disagreement with respect to the Final Settlement Statement, whose decisions shall be binding upon the parties. The costs and expenses of Ernst and Young shall be borne 50% by Seller and 50% by Buyer.

                                  ARTICLE XII.
                                  CASUALTY LOSS

         Prior to Closing, Seller shall promptly notify Buyer of any Casualty Loss (as defined in Section 19.2 hereof) of which Seller becomes aware. If any Casualty Loss occurs, Buyer may elect to (a) cause Seller to retain the Properties affected by the Casualty Loss, and to reduce the Purchase Price by the allocated value of the Property in question, as shown on Exhibit "A" hereto, in which case Seller shall retain all insurance proceeds relating to the Casualty Loss, or (b) require Seller to (i) transfer to Buyer such Property notwithstanding such Casualty Loss and (ii) transfer to Buyer such Property insurance proceeds, claims, awards and other payments arising out of such Casualty Loss. In the event that Buyer selects (b) above Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer. If Buyer selects (a) above and such selection results in a reduction to the Purchase Price such reduction shall be made subject to subsection (d) of Article III of this Agreement.

                                  ARTICLE XIII.
                          ENVIRONMENTAL CONSIDERATIONS

         13.1 Inspection of Properties. Buyer acknowledges that it has, or will have prior to Closing, carefully inspected the Properties; that Buyer is familiar with the condition and the value thereof, and the improvements and appurtenances (including electric wiring, equipment and machinery installed thereon) located on the Properties; that Buyer has engaged such contractors or consultants as Buyer deems prudent to conduct and has conducted such tests and surveys of the soil, water, groundwater, wells, equipment, machinery and improvements on the Properties as Buyer deems necessary; and, subject to the following Sections of this Article XIII., Buyer assumes any and all risks and liabilities associated therewith. Buyer acknowledges that the Properties have been, or may have been, used in connection with oil, gas and other mineral exploration, development and operations, as well as with respect to processing and/or refining operations, and, as such, equipment, processing and other facilities, plants, buildings, structures, improvements, abandoned and other tanks and piping (including above ground and underground tanks and piping), storage facilities, gathering and distribution lines, wells and other petroleum production facilities and appurtenances which have not been excepted and excluded from this transaction may be located thereon.

         13.2 Notice of Adverse Environmental Conditions. As soon as possible, but in no event later than fifteen (15) days before Closing, Buyer shall advise Seller in writing of any Adverse Environmental Conditions (as same is defined in Section 19.1 hereof) discovered as a result of the inspections referred to in the immediately preceding Section, and the estimated costs for remediating such conditions, which are located on the Properties.

         Failure of Buyer to give Seller timely notice of the existence of any Adverse Environmental Condition shall constitute a waiver by Buyer of any such unasserted Adverse Environmental Condition, and preclude Buyer from later asserting any liability or claims for indemnification or holding harmless against Seller for any such Adverse Environmental Condition, and Buyer shall be deemed to have accepted the environmental condition of the Properties.

         If written notice of the existence of any Adverse Environmental Condition is timely given by Buyer to Seller, Seller may, but shall not be obligated to, make a reasonable effort to cure or remedy any, or all, of the Adverse Environmental Conditions at Seller's expense.

         If Seller elects to attempt to cure or remedy any such Adverse Environmental Conditions, Seller agrees that it will furnish Buyer written notice of its intent to do so as provided below, and shall thereafter exercise all reasonable efforts and diligence to complete any environmental cleanup and remediation of any such Adverse Environmental Condition within six (6) months from the date of Closing.

         If Seller has not committed in writing at least seven (7) days prior to Closing to attempt to cure or remedy any such Adverse Environmental Condition, Buyer shall at its sole option require Seller to (i) remove the portion of the Property affected by the Adverse Environmental Condition and adjust the Purchase Price downward by an amount equal to the allocated value of that portion of the Property, or (ii) indemnify and hold Buyer harmless from such Adverse Environmental Condition for an amount not to exceed the allocated value of that portion of the Property affected thereby.

         If Buyer asserts claims for adjustments and/or reductions to the Purchase Price for Adverse Environmental Conditions such reduction shall be made subject to subsection (d) of Article III of this Agreement.

         13.3 Access For Remediation. Buyer shall grant Seller and its representative such access to the Properties post Closing as Seller may reasonably require in order to conduct and complete any remediation activities that it has elected to undertake pursuant to the immediately preceding Section, provided that such access does not unreasonably interfere with Buyer's operations.

                                  ARTICLE XIV.
                                   TERMINATION

         14.1 CLOSING. Unless this Agreement is terminated as provided herein, the Parties shall close the transaction contemplated herein on or before 5:00 P.M. (Central Standard Time), on the Closing Date.

         14.2 DUE DILIGENCE. Notwithstanding anything contained in the this Agreement to the contrary, Buyer shall have the right to terminate this Agreement in the course of Buyer's due diligence as provided in (i) Article III
(d) (Adjustments to Purchase Price; Final Purchase Price) of this Agreement;
(ii) Article VIII (Conditions Precedent to the Obligations of Buyer) of this Agreement; (iii) Section 8.5 (Title Adjustment) of this Agreement; (iv) Article XII (Casualty Loss); and (v) Section 13.2. (Notice of Adverse Environmental Conditions).

         14.3 CONFIDENTIALITY. In the event of the termination of this Agreement by either Party, all Data made available to Buyer pursuant hereto shall be considered confidential in nature (except for that portion thereof which (a) is a part of the public records, (b) is currently accessible to Buyer from third parties, (c) is information that Buyer is otherwise entitled to, or
(d) becomes available in the future to Buyer on a nonconfidential basis, whether directly or indirectly, from a source other than Seller, which source to the best of Buyer's knowledge, did not acquire the Data on a confidential basis) and shall be returned in its entirety to Seller. In addition, such confidential information shall not be (i) disclosed to another company, entity or third party by Buyer or its assigns, successors or legal representatives, or (ii) utilized by Buyer as a basis for the acquisition of an interest in any property (this provision shall not apply as to any of the Data which, for any of the reasons set forth above, is no longer classified as confidential information). Nothing herein contained shall affect in any way the right of Buyer and Seller to independently develop any property. In the event of the termination of this Agreement by either Party, all Data made available to Buyer shall promptly be returned to Seller and in no event later than thirty (30) days after such termination. The parties' obligations under this paragraph shall survive the termination of this Agreement.

                                   ARTICLE XV.
             ASSUMPTION BY BUYER AND RETAINED OBLIGATIONS OF SELLER

         15.1 ASSUMPTION BY BUYER. At Closing, Buyer shall assume, as of the Effective Date, all of the costs, obligations and liabilities of Seller with regard to the Properties under (i) the Agreements described on Exhibits "C-1, 2, 3, 4, 7 and 8", (ii) all other agreements or leases expressly described or referred to in this Agreement or in an agreement which is identified in an Exhibit to this Agreement, (iii) all agreements contained in Seller's files and records actually furnished to Buyer that relate to the Properties and arise from or relate to events occurring on or after the Effective Date, (iv) as to those funds in suspense payable to third parties which are to be conveyed to Buyer pursuant to the provisions of Section 10.2 (e) hereof, and (v) all Title Defects and Adverse Environmental Conditions not asserted, or asserted but subsequently waived, by Buyer.

         15.2 RETAINED OBLIGATIONS OF SELLER. Seller expressly retains, and Buyer shall not assume, any obligation and liability of Seller or any other person (i) under any Litigation disclosed in Exhibit "C-6", (ii) to pay and discharge any funds, including interest and penalties, if any, that may be imposed by any governmental agency arising from the sale of the production prior to the Effective Date, and (iii) as to those funds in suspense payable to third parties which are to be retained by Seller pursuant to the provisions of Section
10.2 (e) hereof.

                                  ARTICLE XVI.
                                    SURVIVAL

         All representations, warranties, covenants, agreements and indemnities of or by the Parties under this Agreement shall survive the Closing.

                                  ARTICLE XVII.
                              CROSS-INDEMNIFICATION

         Buyer agrees to indemnify and hold Seller harmless from and against any and all liability, loss, cost and expense (including, without limitation, court costs and reasonable attorneys' fees) that are attributable to the Properties conveyed to Buyer and are attributable to periods of time after the Effective Date (including, but not limited to, any liability resulting from the condition of the Properties arising after the Effective Date under any Environmental Law, or under any Federal, State or local statute, regulation, rule, ordinance or order relating to the public health or safety) or that are attributable to a breach by Buyer of any of its surviving representations, covenants or and warranties hereunder. Buyer's obligations under this paragraph shall survive the Closing.

         Subject to the provisions of this Agreement, Seller agrees to indemnify and hold Buyer harmless from and against any and all liability, loss, cost and expense (including, without limitation, court costs and reasonable attorneys' fees) that are attributable to the Properties conveyed to Buyer and are attributable to periods of time before the Effective Date (including, but not limited to, any liability resulting from the condition of the Properties as of the Effective Date under any Environmental Law, or under any Federal, State, or local statute, regulation, rule, ordinance or order relating to the public health or safety) or that are attributable to a breach by Seller of any of its surviving representations, warranties or covenants hereunder. Seller's obligations under the paragraph shall survive the Closing.

         It is expressly provided, however, that the respective indemnity and hold harmless obligations of the parties hereto shall not apply to:

         (a) any amount that was taken into account as an upward or downward adjustment (regardless of whether said amount is greater or less than any applicable threshold amount provided for herein) to the Preliminary Purchase Price pursuant to the provisions hereof, but only to the extent of such adjustments;

         (b) any matter that was expressly waived by a Party hereto, or tacitly waived by the failure of a Party to furnish timely notice to the other Party;

         (c) any liability of one Party hereto to any other Party under the provisions of this Agreement; or

         (d) each Party's costs and expenses with respect to the negotiation and consummation of this Agreement and the purchase and sale of the Properties.

         Neither Party assumes, and each Party hereby disclaims any liability or obligation in respect of, any matter against which such Party is entitled to be indemnified by the other Party under the terms of this Agreement.

                                 ARTICLE XVIII.
                            MISCELLANEOUS PROVISIONS

         18.1 Further Assurances. After the Closing, Seller and Buyer shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. Seller shall use its best efforts to assist Buyer in obtaining all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing.

         18.2 Access to Records by Seller. Subject to restrictions in any applicable licensing agreements, within ten (10) business days following the Closing Date, Seller shall deliver to Buyer, at Buyer's Houston, Texas address, originals of all non-confidential books, records and other documents in its possession relating to the Properties which comprise the Data, except for accounting records, copies only of which will be furnished to Buyer upon request. For a period of seven (7) years from and after the Closing Date, Seller and its authorized representatives shall have reasonable access (including copying privileges at Seller's sole cost and expense) during Buyer's normal business hours to all books and records of Buyer pertaining to the Properties for periods prior to the Closing Date.

         18.3 Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by certified mail, postage prepaid and return receipt requested, or by telecopier as follows:

                    Seller: Miller Exploration Company
                            3104 Logan Valley Road, P.O. Box 348
                            Traverse City, MI 49685-0348

                            Attention:     Mr. Kelly Miller
                            Telephone:     (231) 941-0004
                            Telefax:       (231) 941-8312

                    Buyer:  Savannah Oil and Gas, L.L.C.
                            16800 Imperial Valley Drive, Suite 355
                            Houston, TX 77060

                            Attention:     Mr. Michael P. Moore
                            Telephone:     (281) 931-4200
                            Telefax:       (281) 931-4232

or to such other place within the United States of America as either Party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier shall be effective upon actual receipt if received during recipient's normal business hours, or at the beginning of the next business day after receipt if received after the recipient's normal business hours. All notices by telecopier shall be confirmed promptly after transmission by certified mail or personal delivery.

         18.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. This Agreement and the parties hereto shall, however, be subject to all applicable State and Federal laws, rules and regulations of public bodies having jurisdiction over the Properties and the lands covered thereby, and the parties shall abide by same in carrying out any activities conducted hereunder or in connection herewith.

         18.5 Arbitration. Except as provided in Article XI. (Post-Closing Adjustments) of this Agreement, the Parties shall endeavor in good faith to resolve all disputes and controversies between them promptly and on a reasonable basis. Should the Parties be unable to do so, all disputes or controversies relating to, or arising from, this Agreement shall be referred to binding arbitration and shall be administered by the American Arbitration Association in Houston, Texas under the Commercial Arbitration Rules of said Association. Any Party hereto may apply to any court having jurisdiction for an order to compel arbitration of any dispute or controversy, or to enforce the award of the arbitration panel. The arbitration panel shall consist of three (3) arbitrators, each of whom is to be a practicing attorney duly licensed to practice law in the State of Texas and shall be knowledgeable with the oil and gas industry generally, and with the particular area or nature of the dispute or controversy specifically. Each of the Parties shall appoint an arbitrator within seven (7) days of either party giving written notice to the other that it has elected to invoke the arbitration provisions of this Section 18.5. The two (2) arbitrators so selected shall appoint the third arbitrator within seven (7) days of the appointment of the latter of them. The arbitration panel shall attempt to resolve any dispute or controversy between the Parties which is brought before it within thirty (30) days after appointment of the third arbitrator. The arbitration panel may engage engineers, accountants and such other consultants as it deems necessary to assist with the arbitration. At the conclusion of the arbitration, the panel shall make specific written findings of fact and conclusions of law. The award of the arbitration panel shall, to the extent applicable, comply with the terms and provisions of this Agreement, and shall not grant to either Party any punitive, consequential or incidental damages of any kind. The arbitration panel shall have the power and authority to award recovery of all costs and fees to the prevailing party. All fees and costs incurred by the arbitrators and any consultants hired by them shall be borne equally by the Parties unless the award specifies otherwise.

         18.6 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Neither Buyer nor Seller shall assign any of its rights or obligations under this Agreement, either prior to or after the Closing, without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld. Notwithstanding the terms of the preceding sentence to the contrary, Buyer may freely assign any of its rights or obligations under this Agreement to any entity that it owns an interest without the prior written consent of the Seller.

         18.7 Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the Party to be charged with such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         18.8 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof (whether or not similar).

         18.9 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

         18.10 Expenses and Fees. Each of the Parties hereto shall pay their own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. Seller shall be responsible for any sales, transfer, stamp or other excise taxes resulting from the transfer of the Properties to Buyer. All other costs shall be borne by the Party incurring such costs.

         18.11 Press Release. The Parties shall consult with each other about all press releases and other public announcements regarding this transaction, and no Party shall issue any press release, or otherwise disclose the existence, or any of the terms and provisions, of this Agreement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. In the event that any such press release, or other disclosure, is required in order to comply with any governmental law, rule, regulation or order, the non-disclosing Party shall be given prior written notification, but shall have no right to withhold its consent. The non-disclosing Party shall, however, always have the right to cause its name and identity to be excluded from any such press release, or other disclosure.

                                  ARTICLE XIX.
                                   DEFINITIONS

         19.1 Adverse Environmental Condition. "Adverse Environmental Condition" shall mean any of the following items which were in existence on or before the Effective Date of this Agreement: (a) any event or condition with respect to air, land, soil, surface, subsurface strata, surface water, ground water, or sediments which caused, or may cause, a Property to become subject to remediation under, or not be in compliance with, any Environmental Law (as defined in Section 19.6 hereof) or environmental permit; (b) any material spilling, leaking, pouring, emitting, emptying, discharging, injection, escaping, transmission, leaching, or dumping ("Release"), or threat of a Release, of Environmental Contaminants (as defined in Section 19.5 hereof) on, to, or from any of the wells or Properties that results, or may result, in liability to any third party for injury to, or death of, any person, persons, or other living thing, or damage, loss, or destruction of property; and/or (c) any written notice, citation, claim, demand, action, suit, administrative proceeding, order, judgment, liability, or obligation of any kind or character, whether putative, threatened, or actual, asserted or assertable by, issued by, or running in favor of any third party or governmental body caused by, arising out of, resulting from, or related in any way to any event or condition described in the preceding clauses (a) and (b) of this definition.

         19.2 Casualty Loss. "Casualty Loss" shall mean, with respect to all or any material portion of a Property, any destruction by fire or blowout (above or below the ground) or any taking, or pending or threatened taking, in condemnation or under the right to eminent domain of any Property or portion thereof.

         19.3 Data. "Data" shall mean all files, records and documentation including, but not limited to, computer tapes, disks or information on other electronic media of Seller pertaining to or evidencing Seller's ownership or rights in the Properties (or the exploration or maintenance thereof), including, without limitation, lease files, land files, accounting files, legal records (excluding attorney/client privilege documents), production records, marketing records, and the non-interpretive geological and/or geophysical data including but not limited to all field notes and tapes and tapes of all final processing in SEG Y format for the N. Monroeville 3-D Data Set which Seller has the right to convey under any applicable licensing agreements.

         19.4 Defensible Title. "Defensible Title" shall mean, (i) with respect to the Properties consisting of personal property, good and merchantable title to each such asset free and clear of all liens, mortgages, pledges, claims, charges, options, material defects, preferential purchase rights, requirements for consents to assignment which would apply to the transaction contemplated hereby and other encumbrances, and (ii) with respect to each of the Properties that is an oil and gas property or interest, good and merchantable title to the Property entitling the owner thereof to receive, as of the Effective Date, a percentage of all proceeds of production therefrom not less than the Net Revenue Interest of Seller set forth on Exhibit "A" for such Property, and obligating the owner thereof to bear, as of the Effective Date, a percentage of all costs and expenses with respect to each Property not greater than the Working Interest of Seller set forth for such Property on Exhibit "A", unless such increase in Working Interest is accompanied by a correlative increase in the Net Revenue Interest for such Property. In this regard, it is understood and agreed that Seller's title need not be free from every technical defect, omission, irregularity or uncertainty, but is to be free from reasonable and substantial doubt as to all material matters of law and fact such that a reasonably prudent person, engaged in the ownership, development and operation of oil and gas properties or assets, with knowledge of all the facts and appreciation of their legal significance (including, but not limited to, the passage of time since the creation or commencement of an alleged defect, the current payment status of the affected Property, and whether any adverse claims have been asserted or threatened), would be willing to accept title to such Properties without a reduction in the Purchase Price.

         19.5 Environmental Contaminant. "Environmental Contaminant" means "hazardous substances", "pollutants or contaminants", and "petroleum, including any fraction thereof, and natural gas, liquid natural gas, or synthetic gas of pipeline quality" as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act. The term also includes, but is not limited to, naturally occurring radioactive material ("NORM") concentrated or disposed of in association with oil and/or gas activities.

         19.6 Environmental Laws. "Environmental Laws" shall mean all applicable laws relating to the protection of the public health, welfare, and the environment, including, without limitation, those laws of the United States, and/or those of any State (or any political subdivision thereof) where the Properties are located, relating to the storage, handling, and use of chemicals and other hazardous materials, those relating to the generation, processing, treatment, storage, transportation, disposal, or other management of waste materials of any kind, and those relating to the protection of environmentally sensitive areas. Such Environmental Laws include, but are not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990.

         19.7 Imbalance. "Imbalance" means any gas or other hydrocarbon production, pipeline, transportation or processing imbalance existing as of the Effective Date with respect to any of the Properties, together with any related rights or obligations as to future cash and/or gas or product balancing, as a result of (i) in the case of production imbalances, Seller having taken and sold for Seller's account cumulative production which is greater or less than Seller's working interest share in cumulative production or (ii) in the case of a pipeline, transportation or processing imbalance, Seller having delivered production which is greater or less than the production volume Seller contracted to deliver.

         19.8   Net Revenue Interest. "Net Revenue Interest" shall mean:

                (a) with respect to an oil or gas well, the interest in and to all oil, gas or other minerals produced, saved or sold from, under or by virtue of such well after giving effect to all valid lessor's royalties, overriding royalties, production payments, carried interests, liens and other encumbrances or charges against production therefrom; and

                (b) with respect to a unit, the interest in and to all production of oil, gas or other minerals saved, produced, and sold from the lands included within such unit after giving effect to all valid lessor's royalties, overriding royalties, production payments, carried interests, liens and other encumbrances or charges against production therefrom.

         19.9 Permitted Encumbrances. "Permitted Encumbrances" shall mean (a) terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the contracts, agreements, instruments and other documents which create or reserve to Seller

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its interest in the Properties, or to which Seller's interest therein are subject, provided that the same do not (i) reduce the Net Revenue Interest in a well or unit below that set forth in Exhibit "A" for such well or unit, or (ii) increase the Working Interest in a well or unit above that set forth in Exhibit "A" for such well or unit without a proportionate increase in the Net Revenue Interest for such well or unit; (b) changes in the Working Interest or Net Revenue Interest associated with the Properties or any of them, occurring after the Effective Date from any cause at least insofar as said changes are either reflected on the Exhibits attached hereto, are described in the Contracts listed on an Exhibit attached hereto, or were reflected in the cash flows contained within the Miller and Lents, Ltd. Reserve Report which was furnished to Buyer and used by it in the computation of the Purchase Price; (c) statutory and conventional liens securing payments to operators, mechanics and materialmen or others, payments of taxes or other claims or payment obligations that are, in each case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business and which, if contested, have been disclosed to Buyer; (d) any obligations or duties to any municipality or public authority with respect to any franchise, grant, certificate, license or permit, and all applicable laws; (e) Title Defects and Adverse Environmental Conditions that Buyer fails to assert timely in accordance with the provisions of this Agreement; (f) consents to assignment by a third party or governmental authority that are obtained by the Closing Date or that are customarily obtained after the consummation of transactions of the nature contemplated in this Agreement; (g) any easements, rights-of-way, servitudes, permits and other rights in respect of surface operations, pipelines or the like, and easements for pipelines, power lines and other similar rights-of-way, and encroachments, on, over or in respect of any of the Leases that do not unreasonably or materially interfere with the operation of the Leases for the exploration and production of hydrocarbons or related operations; (h) all royalties, overriding royalties, net profit interests, production payments, carried interests, reversionary interests, calls on production and other burdens on or deductions from the proceeds of production that do not operate to (i) reduce the Net Revenue Interest in a well or unit below that set forth in Exhibit "A" for such well or unit, or (ii) increase the Working Interest in a well or unit above that set forth in Exhibit "A" for such well or unit without a proportionate increase in the Net Revenue Interest for such well or unit; (i) the terms and conditions of all production sales contracts, transportation agreements, pooling agreements, unitization agreements, operating agreements, processing agreements, and all other contracts, agreements, and instruments related to or utilized in connection with the Leases, or the production, storage, treatment, transportation, sale or disposal of oil, gas or other hydrocarbons, minerals or substances therefrom that do not operate to (i) reduce the Net Revenue Interest in a well or unit below that set forth in Exhibit "A" for such well or unit or (ii) increase the Working Exhibit in a well or unit above that set forth in Exhibit "A" for such well or unit without a proportionate increase in the Net Revenue Interest for such well or unit (j) conventional rights of reassignment prior to release of Leases or abandonment; (k) any preferential purchase rights in favor of third parties and any required third party consents to assignment and similar agreements and obligations with respect to which prior to Closing (i) waivers or consents have been obtained from the appropriate person, (ii) the applicable period of time for asserting such rights has expired without any exercise of such rights or (iii) arrangements have been made by the Parties to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained; and (1) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting

                                                                              23

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the Properties that individually or in the aggregate are not such as would materially adversely affect the ownership, operation, value or use of the Properties.

         19.10 Title Defect. "Title Defect" shall mean any lien, mortgage, production payment, pledge, claim, charge, call on production, material defect, error, omission, preferential purchase right, requirement for consent to assignment, or other encumbrance (other than Permitted Encumbrances) that results in such Seller not having Defensible Title to any of the Properties.

         19.11  Working Interest. "Working Interest" shall mean:

                (a) with respect to an oil or gas well, the interest in and to such well and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessor's royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom, insofar as such interest in said well is burdened with the obligation to bear and pay costs of operations; and

                (b) with respect to a unit, the interest in and to such unit, limited to the lands and depths included within such unit after giving effect to applicable pooling or unitization, and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessor's royalties, overriding royalties, production payments, carried interests, liens and other encumbrances or charges against production therefrom, insofar as such interest in said unit is burdened with the obligation to bear and pay costs of operations in respect of such lands and depths.

                                   ARTICLE XX.
                                    EXHIBITS

         The following enumerated Exhibits are incorporated herein and are a part hereof:

         Exhibit "A" - Wells, Units, Working Interests and Net Revenue Interests
                       of Seller and Allocation of Purchase Price
         Exhibit "B" - Leases
         Exhibit "C" - Disclosure Statement
                       1.       Product Sales Contracts
                       2.       Operating Agreements
                       3.       Other Agreements Affecting Operations
                       4.       Commitments to Expend Monies
                       5.       Preferential Rights/Consents
                       6.       Suits or Claims

                       7.       Gas Balance (Imbalances)
                       8.       Tax Partnerships

         Exhibit "D" - Assignment with Special Warranty

Executed as of the date set forth above.

                                        SELLER:

ATTEST:

                                        MILLER OIL CORPORATION

/s/ Chad Miller                         By: /s/ Kelly E. Miller
----------------------------------      ----------------------------------------
Chad Miller                             Kelly E. Miller
                                        Its: President & CEO
                                             -----------------------------------

                                        BUYER:

ATTEST:                                 SAVANNAH OIL AND GAS, L.L.C.

/s/ Becky Key                           By:   /s/ Michael P. Moore
----------------------------------         ----------------------------------
Becky Key                               Michael P. Moore

                                        Its:  Vice President
                                            ------------------------------------

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